Exhibit 10.3

VERICITY HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE BENEFITS PLAN

TABLE OF CONTENTS

Article I

PURPOSE AND EFFECTIVE DATE	1

1.1 Purpose	1
1.2 Effective Date	1

Article II

DEFINITIONS	1

2.1 Base Salary	1
2.2 Beneficiary	1
2.3 Board	1
2.4 Cause	2
2.5 Change in Control	2
2.6 Code	3
2.7 Committee	3
2.8 Company	3
2.9 Constructive Termination	3
2.10 Continuation Period	4
2.11 Covered Termination	4
2.12 Disability	4
2.13 Eligible Employee	5
2.14 ERISA	5
2.15 Holding Company	5
2.16 Involuntary Termination	5
2.17 Plan	5

Article III

ELIGIBILITY FOR BENEFITS	6

3.1 General Rules	6
3.2 Exceptions to Benefit Entitlement	6

Article IV

AMOUNT AND PAYMENT OF SEVERANCE BENEFITS	7

4.1 Base Salary	7
4.2 Bonus Payment	7
4,3 Continued Insurance Benefits	7
4.4 Acceleration of Vesting	9
4.5 Payment of Benefits	9

Article V

LIMITATIONS ON BENEFITS	10

5.1 Release	10
5.2 Certain Reductions and Offsets	10
5.3 Mitigation	10
5.4 Termination of Benefits	10

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5.5 Non-Duplication of Benefits	10
5.6 Indebtedness of Eligible Employees	11
5.7 Change in Control Payments	11
5.8 Payment to Guardian	11

Article VI

BENEFICIARY DESIGNATION	12

6.1 Beneficiary Designation	12
6.2 Changing Beneficiary	12
6.3 No Beneficiary Designation	12
6.4 Effect of Payment	12

Article VII

ADMINISTRATION	12

7.1 Committee; Duties	12
7.2 Agents	13
7.3 Binding Effect of Decisions	13
7.4 Indemnity of Committee	13

Article VIII

AMENDMENT AND TERMINATION OF PLAN	13

8.1 Amendment	13
8.2 Termination	14

Article IX

MISCELLANEOUS	14

9.1 Unsecured General Creditor	14
9.2 Nonassignability	14
9.3 Not a Contract of Employment	14
9.4 Protective Provisions	15
9.5 Governing Law	15
9.6 Validity	15
9.7 Notice	15
9.8 Successors	15
9.9 Tax Provisions	15
9.10 Assumption	16
9.11 Claims, Inquiries And Appeals	16
9.12 Other Plan Information	18
9.13 Statement of ERISA Rights	19

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VERICITY HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE BENEFITS PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose

The purpose of this Vericity Holdings, Inc. Change in Control Severance Benefits Plan (the “Plan”) is to provide for the payment of severance benefits to certain eligible employees of Fidelity Life Association whose employment with the Company is terminated following a Change in Control. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company. This Plan document also is the Summary Plan Description for the Plan within the meaning of ERISA.

1.2 Effective Date

This Plan was originally effective as of January 1, 2009. It was amended and restated effective as of January 1, 2014, and was amended and restated effective November 3, 2014.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Base Salary

“Base Salary” means an Eligible Employee’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Change in Control or as increased thereafter.

2.2 Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after an Eligible Employee’s death.

2.3 Board

“Board” means the Board of Directors of the Company.

2.4 Cause

“Cause” means in the case of an employee of the Company, as defined in any employment agreement between the Company and the employee, or if there is no such agreement or definition;

(a)

the employee’s failure to adhere to any written Company policy generally applicable to the employees of the Company if the employee has been given 20 days written notice of such failure and has failed to correct such failure;

(b)	the appropriation of a material business opportunity of the Company, including securing any personal profit in connection with any transaction entered into on behalf of the Company;

(c)	the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or misuse of any of the Company’s confidential information;

(d)

the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment;

(e)

habitual absenteeism by the employee or the repeated, willful failure to perform any reasonable or customary tasks typically required in connection with employee’s employment and position with the Company (in each case, other than on account of the Disability of the employee); or

(f)

the commission of an act by the employee which the Board has reasonably found to involve willful misconduct or gross negligence on the part of the employee and which has or is reasonably likely to result in a material adverse effect on the Company.

2.5 Change in Control

A “Change in Control” shall occur when:

(a)

Any consolidation, merger or consummation of a plan of exchange involving the Holding Company (“Merger”) in which the Holding Company is not the continuing or surviving corporation or pursuant to which stock of the Holding Company is converted into cash, securities or other property, other than a Merger involving the Holding Company in which the holders of Holding Company stock immediately prior to the Merger have the same proportionate ownership of stock of the surviving corporation after the Merger; or

(b)

Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Holding Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(c)

A tender or exchange offer, other than one made by the Holding Company, is made for stock (or securities convertible into stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of at least 50% of the outstanding Stock (an “offer”); or

(d)

The date a majority of members of the Board of Directors of the Holding Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Holding Company before the date of the appointment or election.

The terms used in this Section 2.5 and not defined elsewhere in the Plan shall have the same meanings as such terms have in the Exchange Act and the rules and regulations adopted thereunder. Notwithstanding anything herein to the contrary, (i) no combination or merger involving the Holding Company and another mutual holding company, or the Company and another mutual insurance company, shall constitute a Change in Control unless it constitutes a Change in Control within the meaning of Section 2.5(d); and (ii) an initial public offering (IPO) by the Holding Company shall not constitute a Change in Control unless more than 50% of the shares offered are purchased, directly or indirectly, by one person or entity, other than the Holding Company, either at the time of the IPO or subsequent to the IPO.

2.6 Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.7 Committee

“Committee” means the Audit and Compensation Committee of the Board.

2.8 Company

“Company” means (i) the Holding Company; (ii) Vericity Holdings, Inc.; (iii) Fidelity Life Association, A Legal Reserve Life Insurance Company: or (iv) any successor to the business of (i), (ii) or (iii), and any affiliated or subsidiary corporations of (i), (ii) or (iii) designated by the Committee.

2.9 Constructive Termination

“Constructive Termination” means a voluntary termination of employment by an Eligible Employee that constitutes a “separation from service” within the meaning of Code section 409A after one of the following is undertaken without the Eligible Employee’s express written consent:

(a)

the assignment to the Eligible Employee of duties or responsibilities that results in a material diminution in the Eligible Employee’s authority, duties or responsibilities as in effect immediately prior to the Change in Control; provided, however, that a change in the Eligible Employee’s title or reporting relationships by itself shall not provide the basis for a Constructive Termination;

(b)	any decrease in base salary, as in effect immediately prior to the Change in Control (or as increased thereafter);

(c)	a change in the Eligible Employee’s business location of more than 5 miles from the business location immediately prior to the Change in Control; or

(d)

a material breach by the Company of any provisions of the Plan or any enforceable written agreement between the Company and the Eligible Employee; or the failure of the Company to arrange for the assumption of this Plan by its successor or assign.

In order to constitute a Constructive Termination, (i) the Eligible Employee must provide written notice to the Company of the occurrence of one or more of the foregoing events within 30 days following the initial occurrence of the event, and (ii) the Company shall not be required to provide any severance benefits under the Plan if it is able to remedy such event(s) within a period of 30 days following such notice.

2.10 Continuation Period

“Continuation Period” means the period for which an Eligible Employee is entitled to receive the benefits described in Section 4.3. The Continuation Period is 12 months.

2.11 Covered Termination

“Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, either of which occurs within 12 months following the effective date of a Change in Control. A Covered Termination shall also include an Involuntary Termination within 12 months prior to a Change in Control that is in contemplation of a Change in Control.

2.12 Disability

An Eligible Employee shall be considered to have terminated employment because of “Disability” if either of the following apply:

(a)

the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)

the Eligible Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Eligible Employee’s employer.

2.13 Eligible Employee

“Eligible Employee” means an executive employee of the Company who has been designated by the Board as an Eligible Employee, has not entered into an individual severance benefit or change in control agreement with the Company, and whose employment with the Company terminates due to a Covered Termination. As of the effective date of this Plan the Eligible Employees shall consist of those employees designated in the Schedule of Benefits attached hereto and incorporated herein by reference.

2.14 ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15 Holding Company

“Holding Company” means Members Mutual Holding Company, an Illinois mutual insurance holding company.

2.16 Involuntary Termination

“Involuntary Termination” Without Cause means an involuntary termination of an Eligible Employee’s employment by the Company that constitutes a “separation from service” within the meaning of Code section 409A other than for one of the following reasons:

(a)

a refusal or failure to follow the lawful and reasonable directions of the Board of Directors or individual to whom the Eligible Employee reports, which refusal or failure is not cured within 30 days following delivery of written notice of such conduct to the Eligible Employee;

(b)

a material failure by the Eligible Employee to perform his or her duties in a manner reasonably satisfactory to the Board of Directors that is not cured within 30 days following delivery of written notice of such failure to the Eligible Employee; or

(c)	a conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

2.17 Plan

“Plan” means this Vericity Holdings, Inc. Change in Control Severance Benefits Plan, as amended from time to time. Prior to January 1, 2014, the Plan was named Fidelity Life Association Change in Control Severance Benefits Plan.

ARTICLE III

ELIGIBILITY FOR BENEFITS

3.1 General Rules

Subject to the requirements set forth in this Article, the Company will provide the severance benefits described in Article IV of the Plan to Eligible Employees. In order to be eligible to receive benefits under the Plan, an Eligible Employee must execute and deliver to the Company a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms within 60 days after the Eligible Employee’s “separation from service” from the Company within the meaning of Code section 409A. The Company, in its sole discretion, may modify the form of the required release to comply with applicable state law. Subject to the foregoing, the Company, in its sole discretion, shall determine the form of the required release.

3.2 Exceptions to Benefit Entitlement

An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in any of the following circumstances, as determined by the Company in its sole discretion:

(a)

The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits or change in control benefits that is in effect on his or her termination date, unless such contract or agreement requires the employee to be an Eligible Employee under this Plan.

(b)	The employee’s employment with the Company is involuntarily terminated by the Company other than in an Involuntary Termination without Cause.

(c)

The employee voluntarily terminates employment with the Company and such termination does not constitute a Constructive Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(d)

The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.

(e)

The employee is offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or a sale of all or substantially all the assets of a division or business unit of the Company. For purposes of the foregoing, immediate reemployment means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not suffer a lapse in pay as a result of the change in ownership of the Company or the sale of its assets; provided, further, that such reemployment opportunity must be one in which the role, functions, responsibilities and level are substantially similar to the position the employee had with Company just prior to such succession or purchase, and provided further, a lapse or reduction in pay or diminution of responsibility or position as a result of the change in ownership or sale of assets.

ARTICLE IV

AMOUNT AND PAYMENT OF SEVERANCE BENEFITS

4.1 Base Salary

Each Eligible Employee entitled to receive benefits under this Plan in accordance with Section 3.1 hereof shall receive 18 months of Base Salary or such greater amount as may appear opposite the Eligible Employee’s name on the Schedule of Benefits attached hereto and incorporated herein by reference. Subject to Section 4.5, such amount shall be paid in substantially equal installments commencing 60 days after the Eligible Employee’s termination of employment pursuant to the Company’s regularly scheduled payroll periods and shall be subject to all required tax withholding.

4.2 Bonus Payment

Each Eligible Employee shall receive a bonus payment equal A x B x C, where:

A =

average percentage of his or her bonuses (expressed as a percentage of the Eligible Employee’s then base salary) for the last three complete fiscal years of the Company for which the Eligible Employee was eligible to receive a bonus (or such fewer fiscal years of the Company for which such Eligible Employee was eligible to receive an annual bonus); provided, however, that if an Eligible Employee’s Covered Termination occurs during the first fiscal year for which he or she was eligible to receive an annual bonus, it shall be the annualized bonus for the year of termination based on the Eligible Employee’s performance through the Covered Termination;

B =	the Eligible Employee’s Base Salary; and

C =	the number of months of salary continuation under Section 4.1 hereof, divided by 12.

Subject to Section 4.5, the above amount shall be paid in a lump sum 60 days after the Eligible Employee’s termination of employment and shall be subject to all required tax withholding.

4.3 Continued Insurance Benefits

(a)

Provided that the Eligible Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company shall pay the portion of premiums of each Eligible Employee’s group medical, dental and vision coverage, including coverage for the Eligible Employee’s eligible dependents, that the Company paid prior to the Covered

Termination, for the Continuation Period; provided, however, that no such premium payments shall be made following the effective date of the Eligible Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA. Therefore, the period during which an Eligible Employee may elect whether or not to continue the Company’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section 4.3, applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

(b)

Following the Eligible Employee’s termination of employment, the Company will reimburse the Eligible Employee for the cost of obtaining life and long-term disability insurance comparable to the life and long-term disability benefits provided by the group plans maintained by the Company in which the Eligible Employee was participating immediately prior to the Eligible Employee’s termination from active employment, subject to the following terms and conditions:

(i)

Such reimbursements will not exceed the Company’s cost of providing such benefits under its group life and long-term disability insurance policies had the Eligible Employee remained an active employee of the Company;

(ii)	Such reimbursements will continue for the number of months opposite the Eligible Employee’s name on the attached Schedule of Benefits or the Eligible Employee’s lifetime, if shorter;

(iii)	The amount of expenses eligible for reimbursement during a calendar year will not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year;

(iv)	Such reimbursements will be made no later than the last day of the year after the year in which the Eligible Employee incurred the expense; and

(V)	The Eligible Employee’s right to continued reimbursement under this Section 4.3(b) may not be exchanged for cash or any other benefit.

4.4 Acceleration of Vesting

Effective as of the date of the Covered Termination, each Eligible Employee shall be credited with full acceleration of vesting for all accrued benefits under the Company’s inventive and bonus plans, including but not limited to stock grants and options, the long term incentive plan or plans, annual bonus plans, that the Eligible Employee holds on such date that have not yet vested.

4.5 Payment of Benefits

If the Company determines that any payments or benefits provided to an Eligible Employee pursuant to Article IV (any such payments or benefits, the “Plan Payments”) constitute deferred compensation under Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and if the Eligible Employee is a specified employee of the Company, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments will be delayed as follows: on the earliest to occur of (1) the date that is six months and one day after the date of the Eligible Employee’s termination of employment, and (2) the date of the Eligible Employee’s death (such earliest date, the “Delayed Initial Payment Date”), the Company shall (i) pay the Eligible Employee a lump sum amount equal to the sum of the Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 4.5 and (ii) commence paying the balance of the Plan Payments in accordance with the applicable payment schedule set forth in Article IV. Prior to the imposition of any delay on the Plan Payments as set forth above, it is intended that (A) each installment of the Plan Payments be regarded as a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (B) all Plan Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and l.409A-1(b)(9)(iii), and (C) the Plan Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v).

ARTICLE V

LIMITATIONS ON BENEFITS

5.1 Release

To receive benefits under this Plan, an Eligible Employee must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms within 80 days following Executive’s “separation from service” within the meaning of Code Section 409A. The Company will provide an Eligible Employee with a copy of the release of claims to be executed within 20 days following Executive’s “separation from service.”

5.2 Certain Reductions and Offsets

Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be reduced by any severance benefits payable by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Eligible Employee and any entity, covering such individual. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called plant closing laws or statutory severance requirements, require the Company to give advance notice or make a payment of any kind to an Eligible Employee because of that Eligible Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

5.3 Mitigation

Except as otherwise specifically provided herein, an Eligible Employee shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by an Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Covered Termination.

5.4 Termination of Benefits

Benefits under this Plan shall terminate immediately if the Eligible Employee, at any time, violates any proprietary information or confidentiality obligation to the Company.

5.5 Non-Duplication of Benefits

No Eligible Employee is eligible to receive benefits under this Plan more than one time.

5.6 Indebtedness of Eligible Employees

If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

5.7 Change in Control Payments

Solely for the purposes of the computation of payments under this Plan and notwithstanding any other provision of the Plan, payments to any Eligible Employee under the Plan shall be reduced (but not below zero) so that the present value, as determined in accordance with Code section 280G(d)(4), of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Eligible Employee under Code section 280G(b)(2)(A)(ii), shall not, in the aggregate, exceed 2.99 times the Eligible Employee’s “base amount,” as such term is defined in Code section 280G(b)(3). Notwithstanding any other provision of the Plan, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments under the Plan which do not constitute “excess parachute payments” within the meaning of the Code.

Any payments in excess of the limitation of this Section 5.7 or otherwise determined to be “excess parachute payments” made to any Eligible Employee under the Plan shall be deemed to be overpayments which shall constitute an amount owing from the Eligible Employee to the Company with interest from the date of receipt by the Eligible Employee to the date of repayment (or offset) at the applicable federal rate under Code section 1274(d), compounded semi-annually, which shall be payable to the Company upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Eligible Employee and delivered to the Eligible Employee and the Company such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Eligible Employee’s income for the year of receipt or afford the Eligible Employee a compensating federal income tax deduction for the year of the repayment.

5.8 Payment to Guardian

The Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of an Eligible Employee or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Beneficiary Designation

Each Eligible Employee shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid if an Eligible Employee dies prior to complete distribution to the Eligible Employee of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee, and will be effective only when filed with the Committee during the Eligible Employee’s lifetime.

6.2 Changing Beneficiary

Any Beneficiary designation may be changed by an Eligible Employee without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new Beneficiary designation shall cancel all Beneficiary designations previously filed. If an Eligible Employee’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

6.3 No Beneficiary Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Eligible Employee or die prior to complete distribution of the Eligible Employee’s benefits, the Eligible Employee’s designated Beneficiary shall be deemed to be the Eligible Employee’s estate.

6.4 Effect of Payment

Payment to the Beneficiary shall completely discharge Company’s obligations under this Plan.

ARTICLE VII

ADMINISTRATION

7.1 Committee; Duties

The Plan shall be administered by the Committee. The Committee shall have the authority to interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including determination of eligibility and interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members in office at the time of the vote shall control any decision. The required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum. Meetings may be conducted by telephone conference call. The Committee may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Committee all communications and documents which the Committee is required or authorized to provide under this Plan.

Any party shall accept and rely upon any document executed in the name of the Committee.

7.2 Agents

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3 Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee

The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Committee, except in the case of gross negligence or willful misconduct and then only when such determination is made by a court decision or other third party decision or judgment against such person.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment

(a)

The Company may amend the Plan at any time and from time to time by written instrument provided, however, that no such amendment or termination shall occur following a Change in Control (or after the Company has entered into a definitive agreement the fulfillment of which would cause a Change in Control) if such amendment would affect the rights of any persons who were employed by the Company prior to the Change in Control. Except as provided in Section 8.1(b) below, the power to amend may be executed only by the Board.

(b)	The Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, provided:

(i)	The Committee deems it necessary or advisable to:

(A)	correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(B)

avoid having benefits or payments under this Plan being deferred compensation within the meaning of Code section 409A, and this Plan shall be construed and maintain the Plan’s status as a “top-hat” plan for purposes of ERISA; or

(C)	facilitate the administration of the Plan;

(ii)	The amendment or change does not, without the consent of the Board, materially increase the cost to the Company of maintaining the Plan; and

(iii)	Any amendment adopted by the Committee shall be in writing, signed by a member of the Committee and promptly reported to the Board.

8.2 Termination

The Company by action of its Board may terminate this Plan at any time provided, however, that no termination shall occur following a Change in Control if such termination would affect the rights of any persons who were employed by the Company prior to the Change in Control.

ARTICLE IX

MISCELLANEOUS

9.1 Unsecured General Creditor

Eligible Employees and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Company or any other party for payment of benefits under this Plan. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future. Any life insurance policies, annuity contracts or other property purchased by Company in connection with this Plan shall remain its general, unpledged and unrestricted assets.

9.2 Nonassignability

Neither an Eligible Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Eligible Employee or any other person, nor be transferable by operation of law in the event of an Eligible Employee’s or any other person’s bankruptcy or insolvency.

9.3 Not a Contract of Employment

This Plan shall not constitute a contract of employment between the Company and an Eligible Employee. Nothing in this Plan shall give an Eligible Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge an Eligible Employee at any time.

9.4 Protective Provisions

An Eligible Employee will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

9.5 Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois, except as preempted by federal law.

9.6 Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.7 Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to an Eligible Employee or Beneficiary shall be directed to the individual’s last known address in Company’s records.

9.8 Successors

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

9.9 Tax Provisions

(a)

If and to the extent that the Company reasonably anticipates that if a payment under this Plan were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Code section 162(m), the Company may elect to delay the payment, provided that the payment is made either during the Company’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of section 162(m) or during the period beginning with the date of the Eligible Employee’s separation from service and ending on the later of the last day of the taxable year of the Company in which the Eligible Employee separates from service or the 15th day of the third month following the Eligible Employee’s separation from service, and provided further that where any scheduled payment to an Eligible Employee in a Company’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election for purposes of Code section 409A unless all scheduled payments to Eligible Employee that could be delayed in accordance with this paragraph or comparable provisions under other agreements are also delayed. Where the payment is delayed to a date on or after the Eligible Employee’s separation from service, the payment will be considered a payment upon a separation from service for purposes of the rules under Treasury Regulation § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and, in the case of a specified employee, the date that is six months after an Eligible Employee’s separation from service shall be substituted for any reference to an Eligible Employee’s separation from service in the first sentence of this paragraph.

(b)

To the extent required by the law in effect at the time payments are made, Company shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Company determines are reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code section 3405, or any successor provision thereto.

9.10 Assumption

Any successor or assign of the Company shall be required to assume this Plan.

9.11 Claims, Inquiries And Appeals

(a)	Applications for Benefits and Inquiries

Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Fidelity Life Association

Attn: Director of Human Resources

8700 W. Bryn Mawr, 900S

Chicago, IL 60631

(b)	Denial of Claims

In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicants right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)	a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)

an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicants right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 9.11(d) below.

This notice of denial will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)	Request for a Review

Any person (or that persons authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Fidelity Life Association

Attn: Director of Human Resources

8700 W. Bryn Mawr, 900S

Chicago, IL 60631

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)	Decision on Review

The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)	the specific reason or reasons for the denial;

(ii)	references to the specific Plan provisions upon which the denial is based;

(iii)

a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)	a statement of the applicants right to bring a civil action under Section 502(a) of ERISA.

(e)	Rules and Procedures

The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicants own expense.

(f)	Exhaustion of Remedies

No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9.11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 9.11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

9.12 Other Plan Information

(a)	Employer and Plan Identification Numbers

The Employer Identification Number assigned to the Company (which is the Plan Sponsor as that term is used in ERISA) by the Internal Revenue Service is 94-2647429. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b)	Ending Date for Plan’s Fiscal Year

The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)	Agent for the Service of Legal Process

The agent for the service of legal process with respect to the Plan is Fidelity Life Association, Attn: Director of Human Resources, 8700 W. Bryn Mawr, 900S, Chicago, IL 60631.

(d)	Plan Sponsor and Administrator

The Plan Sponsor and the Plan Administrator of the Plan is Fidelity Life Association, Attn: Director of Human Resources, 8700 W. Bryn Mawr, 900S, Chicago, IL 60631. The Plan Sponsor’s and Plan Administrator’s telephone number is 866-254-0972. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

9.13 Statement of ERISA Rights

Participants in this Plan (which is a welfare benefit plan sponsored by Fidelity Life Association) are entitled to certain rights and protections under ERISA. An Eligible Employee is considered a participant in the Plan and, under ERISA, is entitled to:

(a)	Receive Information About the Plan and Benefits

(i)

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii)

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(iii)	Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer of the participants or any other person, may fire a participant or otherwise discriminate against participants in any way to prevent a participant from obtaining a Plan benefit or exercising his or her rights under ERISA.

(c)	Enforce Participant Rights

If a participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If a participant has a claim for benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court.

If a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant has sued to pay these costs and fees, If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds his or her claim is frivolous.

(d)	Assistance with Questions

If a participant has any questions about the Plan, the participant should contact the Plan Administrator. If a participant has any questions about this statement or about his or her rights under ERISA, or if a participant needs assistance in obtaining documents from the Plan Administrator, the participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Effective as of January 1, 2014, Fidelity Life Association has caused its duly authorized officer to execute this restated Vericity Holdings, Inc. Change In Control Severance Benefits Plan this          day of                     , 20            .

FIDELITY LIFE ASSOCIATION

By:

Title:

SCHEDULE OF BENEFITS

Eligible Employee	Months of Benefits

James Hohmann	24 months

Chris Campbell	24 months

James Harkensee	24 months

Chris Kim	24 months

John Buchanan	24 Months

Laura Zimmerman	24 Months

Stefan Peter	18 Months

Marc Cagen	18 Months

Chris Rzany	18 Months

Marty Schroeder	18 Months

EXHIBIT A

RELEASE

(Individual Termination, age 40 and older)

I understand and agree completely to the terms set forth in the Vericity Holdings, Inc. Change in Control Severance Benefits Plan (the “Plan”), I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my continuing obligations under the Company’s Employee Handbook, Code of Conduct and Employment, Confidential Information, Nondisclosure and Nonsolicitation Agreement (if applicable) or any other similar documents.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the dale I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any Other Ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or Local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (ADEA); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Illinois Human Rights Act, as amended: tort law; contract law; wrongful discharge; discrimination: fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by

A-1

the ADEA, that: (A) my waiver and release do not apply to any rights of Claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have 21 days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven days following my execution of this Release to revoke the Release; and (E) this Release shall not he effective until the date upon which the revocation period has expired, which shall he the eighth (8th) day alter I execute this Release.

EMPLOYEE

NAME:

DATE:

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EXHIBIT B

RELEASE

(Individual and Group Termination, under age 40)

I understand and agree completely to the terms set forth in the Vericity Holdings, Inc. Change in Control Severance Benefits Plan (the “Plan”), I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my continuing obligations under the Company’s Employee Handbook, Code of Conduct and Employment, Confidential Information, Nondisclosure and Nonsolicitation Agreement (if applicable) or any other similar documents.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in Law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (ADEA); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

B-1

EMPLOYEE

NAME:

DATE:

B-2

EXHIBIT C

RELEASE

(Group Termination, age 40 and older)

I understand and agree completely to the terms set forth in the Vericity Holdings, Inc. Change in Control Severance Benefits Plan (the “Plan”). I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my continuing obligations under the Company’s Employee Handbook, Code of Conduct and Employment, Confidential Information, Nondisclosure and Nonsolicitation Agreement (if applicable) or any other similar documents.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (ADEA); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by

C-1

the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the dale I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release: (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) alter I execute this Release: and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

EMPLOYEE

NAME:

DATE:

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